UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 14, 2014

SFX Entertainment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(646) 561-6400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On March 14, 2014, SFX Entertainment, Inc., a Delaware corporation (the “Company”), entered into a stock purchase agreement (the “Purchase Agreement”) with 430R Acquisition LLC, a wholly owned subsidiary of the Company (the “Acquisition Company”), Todd Sims and James Reichardt (Mr. Sims and Mr. Reichardt collectively, the “Sellers”), pursuant to which the Acquisition Company will acquire all of the issued and outstanding shares of common stock of Flavorus, Inc., a California corporation (“Flavorus”), in exchange for $18.0 million in cash (the “Closing Amount”).  Flavorus is a ticketing company with a software platform allowing for high-volume sales and customizability to serve the needs of many types of events.

Pursuant to the Purchase Agreement, the Sellers will be entitled to receive an earn-out payment based on the 2016 EBITDA (as calculated below) of Flavorus.  If the EBITDA of Flavorus for its 2016 fiscal year multiplied by five (the “Earn-Out EBITDA Amount”) is greater than the Closing Amount (as adjusted post-closing with respect to the outstanding indebtedness and transaction expenses of Flavorus, the “Final Amount”), then the earn-out payment shall be equal to the Earn-Out EBITDA Amount minus the Final Amount.  If the Earn-Out EBITDA Amount is equal to or less than the Final Amount, then no earn-out payment shall be due.  Any earn-out payment will be composed of 75% cash and 25% shares of common stock of the Company (at a price determined using a five day volume-weighted average closing price per share for the period prior to the payment date), provided that if our shares are not then publicly listed, the earn-out amount shall be paid solely in cash.  Flavorus’ “EBITDA” will be the greater of (i) Flavorus’ earnings before interest, tax, depreciation and amortization and (ii) (1) for the first $22,000,000 of Flavorus’ net revenue, 18% of such net revenue, plus (2) for any net revenue of Flavorus that exceeds $22,000,000, 15% of any such excess.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions.  On March 14, 2014, pursuant to the Purchase Agreement, the Company advanced $0.9 million (the “Advance”) to the Sellers.  The Sellers have the option to terminate the Purchase Agreement and retain the Advance upon the occurrence of several termination events, including if the closing is not consummated by April 1, 2014 (which date may be extended until April 6, 2014 at the sole discretion of the Company) and the Sellers are not at fault for such failure to close.  The Advance paid to the Sellers shall be credited against the Closing Amount at closing.

The foregoing description of the Purchase Agreement (including the description of the consideration payable in connection therewith) does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Forward-Looking Information

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements relate to a variety of matters, including, but not limited to the timing and anticipated completion of the purchase of Flavorus and other statements that are not purely statements of historical fact.  These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of the Company and are subject to significant risks and uncertainty.  Readers are cautioned not to place undue reliance on any such forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: our ability to close the acquisition of Flavorus, including the risk that any closing conditions will not be satisfied; our ability to pay debts and meet our liquidity needs; competition; the amount of the costs, fees, expenses and charges related to the acquisition of Flavorus; any difficulties associated with requests or directions from governmental authorities; and any changes in general economic and/or industry-specific conditions.

Item 7.01                                           Regulation FD Disclosure

On March 17, 2014, the Company issued the press release attached hereto as Exhibit 99.1 announcing, among other things, the entry into the Purchase Agreement.  The press release attached to this Current Report on Form 8-K as Exhibit 99.1 is incorporated herein by reference.

The information in this Item 7.01, including the information attached hereto as Exhibit 99.1, is being furnished, not filed, pursuant to Regulation FD.  Accordingly, such information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Stock Purchase Agreement, dated as of March 14, 2014, by and among SFX Entertainment, Inc., 430R Acquisition LLC, Todd Sims and James Reichardt

99.1*	Press release, dated March 17, 2014

*                                         Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: March 17, 2014	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director